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                 September 15, 2023

       Tom Wittenschlaeger
       Chief Executive Officer
       AYRO, Inc.
       900 E. Old Settlers Boulevard, Suite 100
       Round Rock, Texas 78664

                                                        Re: AYRO, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 8,
2023
                                                            File No. 333-274439

       Dear Tom Wittenschlaeger:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at (202) 551-6356 or Matthew Derby,
       Legal Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Rick Werner